Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TransAtlantic Petroleum Ltd.

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-162814 and 333-200705) and on Form S-3 (Nos. 333-204376 and 333-203696) of TransAtlantic Petroleum Ltd. of our report dated March 22, 2017, with respect to the consolidated balance sheet of TransAtlantic Petroleum Ltd. and subsidiaries as of December 31, 2016  and the related consolidated statements of comprehensive income (loss), equity and cash flows for the year ended December 31, 2016 and related financial statement schedules, and the adjustments to the 2015 financial statements to retrospectively apply the application of accounting for assets held for sale described in note 17, which appears in the Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ PMB Helin Donovan

Austin, Texas

March 22, 2017